Exhibit 5.1

[Letterhead of Eversheds Sutherland (US) LLP]

April 26, 2017

United States Natural Gas Fund, LP
1999 Harrison Street, Suite 1530
Oakland, California 94612

Re:	United States Natural Gas Fund, LP
Registration Statement on Form S-3
No. 333-217257

Ladies and Gentlemen:

We have acted as counsel to the United States Natural Gas Fund, LP, a Delaware limited partnership (“UNG”), and its general partner, the United States Commodity Funds LLC (the “General Partner”), in connection with the registration statement on Form S-3 filed with the SEC as of the date hereof (File No. 333-217257) (the “Registration Statement”) filed by UNG with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to 262,366,476 units representing limited partner interests in UNG (the “Units”), in connection with the offering described in the Registration Statement.

As counsel to UNG, we have participated in the preparation of the Registration Statement and have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers acting on behalf of UNG as authentic copies of originals, of (i) UNG’s certificate of limited partnership and its fourth amended and restated agreement of limited partnership dated as of March 1, 2013 (the “Partnership Agreement”), (ii) the General Partner’s sixth amended and restated limited liability company agreement dated as of May 15, 2015, (iii) a Certificate of Good Standing with respect to UNG issued by the Delaware Secretary of State as of a recent date; (iv) resolutions of the board of directors of the General Partner acting on behalf of UNG relating to the authorization, issuance, offer and sale of the Units pursuant to the Registration Statement, (v) a form of authorized purchaser agreement entered into by UNG, the General Partner and each authorized purchaser filed as an exhibit to the Registration Statement (the “AP Agreement”); and (vi) such other documents or matters of law as in our judgment were necessary to enable us to render the opinions expressed below.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification (i) the genuineness of all signatures (other than those of UNG and the General Partner) on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by UNG and the General Partner.

We have relied with your approval upon certificates of public officials, upon certificates and/or representations of officers and employees of the General Partner on behalf of UNG, upon such other certificates as we deemed appropriate, and upon such other data as we have deemed to be appropriate under the circumstances. We have undertaken no independent investigation or verification of factual matters.

The opinions expressed in this letter are limited to the Limited Liability Company Act and the Revised Uniform Limited Partnership Act of the State of Delaware (“RULPA”). We express no opinion with respect to any other laws of the State of Delaware or the laws of any other jurisdiction. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Units. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Based upon and subject to the foregoing, we are of the opinion that (i) the issuance of the Units has been duly authorized and (ii) when the Units have been delivered to, and the agreed consideration has been fully paid at the time of such delivery by, the purchasers thereof, the Registration Statement has become effective under the Act and remains effective at the time of the offer and sale of the Units, and the Units are offered and sold as described in the Registration Statement, the Partnership Agreement and the AP Agreement, the Units will be validly issued and the holders, as limited partners of UNG, will have no obligations to make further payments to UNG or its creditors for their purchases of the Units or contributions to UNG or its creditors solely by reason of their ownership of the Units or their status as limited partners of UNG (subject to the obligation of a limited partner to repay any funds wrongfully distributed to it as and to the extent provided in RULPA).

This opinion is limited to the matters expressly set forth herein, and no opinion may be implied or inferred beyond those expressly stated. Our opinions and other statements expressed herein are as of the date hereof, and we have no obligation to update this letter or to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section of the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Respectfully submitted,

/s/ James M. Cain
James M. Cain, a partner